LOAN AND REAL ESTATE SERVICES AGREEMENT

        THIS LOAN AND REAL ESTATE SERVICES AGREEMENT, made as of this 14th day of October, 2005 and effective as of January 1, 2006, by and between InvestorsBank, a Wisconsin banking organization (“Bank”), on the one hand, and The Middleton Doll Company and Bando McGlocklin Small Business Lending Corporation (such corporations collectively referred to herein as “Bando”), on the other hand.

        WHEREAS, the Bank and Bando have hereunto established a contractual relationship under a Second Amended and Restated Management Services and Allocation of Expenses Agreement, dated as of January 1, 2004 between such parties, in order to permit employees of the Bank to manage the loans (i) made by Bando that are either on Bando’s balance sheet or sold by Bando but for which Bando retains servicing obligations, if any; and (ii) originated by the Bank or other financial institutions which are purchased by Bando (in whole or in part) (collectively, the “Bando Loans”), to permit Bank employees to provide accounting services to Bando, to provide leased property services to Bando and to share certain overhead expenses as between the Bank and Bando, all in accordance with the terms and conditions of such agreement; and

        WHEREAS, Bando and the Bank each possess similar loan assets requiring loan administration services and expertise; and

        WHEREAS, the Bank employs persons with the necessary qualifications and expertise to manage and provide loan administration services for the Bando Loans, to provide accounting services to Bando and to provide leased property services; and

        WHEREAS, the Bank and Bando desire the Bank to provide rental space to Bando for a monthly fee as described herein;

        NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Loan Management and Related Services to Bando.

        The Bank shall service and administer the Bando Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Bank may deem necessary or desirable including, but not limited to, the following:

        The Bank may waive, modify or vary any term of any Bando Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any obligor if, in the Bank’s determination, such waiver, modification, postponement or indulgence is in the best interests of Bando; provided, however, that, unless the obligor is in default with respect to a Bando Loan, or such default is, in the judgment of the Bank, imminent, the Bank may not permit any modification with respect to any Bando Loan that would change the loan interest rate, defer or forgive the payment of any principal or interest (unless in connection with the liquidation of the related Bando Loan), or extend the final maturity date on such Bando Loan. All out of pocket costs incurred by the Bank, including but not limited to, the cost of appraisals, title insurance and attorneys’ fees shall be added to the amount owning under the related Bando Loan. Without limiting the generality of the foregoing, the Bank shall continue and is hereby authorized and empowered to execute and deliver on behalf of Bando all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Bando Loans and with respect to any mortgaged properties or other collateral. If reasonably required by the Bank, Bando shall furnish the Bank with any powers of attorney and other documents necessary or appropriate to enable the Bank to carry out its servicing and administrative duties under this Agreement.

        In consideration for the Bank’s loan management services to Bando under Section 1.(a), the Bank shall charge and Bando shall pay on a monthly basis a fee equal to one twelfth of twenty five (25) basis points multiplied by the amount of Bando Loans outstanding at the end of the preceding month plus all of the Bank’s out of pocket expenses described in Section 1.(a).

        From time to time, the Bank may sell, and Bando may purchase, participations in loans made by the Bank. Any such participations shall be made proportionately with the face amount of such loans and shall bear the same interest rate. No loan origination fees shall be paid with respect to such loans.

        2.    Leased Property Servicing.

        (a)     In general, Bank shall be Bando’s agent in all matters relating to the lease arrangements between Bando, as property owner, and lessees (the properties subject to such lease arrangements being called the “Leased Properties”), including the collection of rents and insuring that real estates taxes are duly paid and that insurance coverages are maintained. Bank, as Bando’s agent, shall deal directly with lessees and others in all matters pertaining to such leases.

        (b)     On all properties originally acquired by Bando from Bando McGlocklin Real Estate Investment Corporation, Bando shall pay the Bank a monthly leased property servicing fee equal to one twelfth (1/12) of twenty five (25) basis points multiplied by Bando’s total cost of all such properties, as shown on its books and records.

        (c)     On all properties owned by Bando other than those identified in Section 2(b) above, Bando shall pay Bank a monthly leased property servicing fee equal to six percent (6%) of the rental fees received on such properties each month.

        3.    Accounting Services. The Bank shall provide the services of Susan J. Hauke to perform accounting services to Bando, which services shall include, but not be limited to, the following: assistance with (a) the preparation of internal management reports; and (b) the preparation of external reports to shareholders and any applicable regulatory agencies. Ms. Hauke shall also provide accounting services to Lee Middleton Original Dolls, Inc., which services shall consist of assistance in the preparation of internal management reports and the providing of advice on accounting matters as requested by Lee Middleton Original Dolls, Inc. from time to time. It is anticipated that Ms. Hauke’s services will be in the nature of consulting and the providing of guidance to the new chief financial officer of Bando, particularly with respect to filings with the Securities and Exchange Commission and the preparation of the 2005 audited financial statements of Bando.

        Notwithstanding any termination provisions in this agreement to the contrary, the Bank shall provide the services of Ms. Hauke until the earlier of June 30, 2006 or until Ms. Hauke has performed a total of 140 hours of accounting services to Bando (and, if necessary, its wholly owned subsidiary, Lee Middleton Original Dolls, Inc.). For the accounting services agreed to be provided by Ms. Hauke pursuant to this Section 3, Bando shall pay Bank a total fee of $17,500, payable pro rata on the last day of each calendar month, with the first such payment due on January 31, 2006 and the last payment due on June 30, 2006.

        4.    Rental Arrangement.

        The Bank and Bando McGlocklin Small Business Lending Corporation agree that that certain Lease Agreement dated October 31, 2002 between the Bank and Bando McGlocklin Small Business Lending Corporation shall be terminated in all respects as of the close of business on December 31, 2005. Effective January 1, 2006, the Bank shall rent to Bando, and Bando shall rent from the Bank, an undivided portion of space occupied by Bank in the real estate located at W239 N1700 Busse Road, Waukesha, Wisconsin (the “Rental Premises”), which is suitable for Bando’s needs, pursuant to the following terms and conditions:

        (a)     Bando shall pay to Bank a monthly fee of $3,259 on the first day of each month, beginning January 1, 2006, which fee shall cover rent and Bando’s share of real estate taxes, building-related expenses (such as, but not limited to, utilities, repairs and maintenance), and overhead expenses (such as, but not limited to, expenses for computers and office supplies, telephones, receptionist services and miscellaneous expenses).

        (b)     All payments required herein shall be made to Bank at W239 N1700 Busse Road, Waukesha, Wisconsin 53188, or at such other place as Bank may designate by written notice to Bando.

        (c)     The rental arrangement provided herein shall continue until the termination of this Agreement.

        5.    Audits. Bando shall have the authority to audit the activities and services provided by the Bank on reasonable notice to the Bank and at Bando’s expense during the term of this Agreement.

        6.    Standard of Care. The Bank shall perform its responsibilities under this Agreement in accordance with its usual practices and shall employ or cause to be employed procedures (including collection, foreclosure and foreclosed property management procedures) and shall exercise the same degree of care to protect Bando’s interest in the Bando Loans and the Leased Properties managed by the Bank as it does its own assets. So long as the Bank exercises such care in the servicing and management of the Bando Loans and the Leased Properties, it shall not be under any liability to Bando with respect to anything it may do or refrain from doing in the exercise of its judgment or which may seem to the Bank to be necessary or desirable in the servicing and management of the Bando Loans and the Leased Properties, except for its willful misconduct.

        7.    Representations. Subject to Section 6 hereof, the Bank has not made and does not make any representations or warranties, express or implied, with respect to, and the Bank does not assume and has no responsibility or liability for, the collectibility, enforceability or the validity of any of the Bando Loans, the documents evidencing such loans, or the financial condition of any borrower or any obligor on the loans or collateral securing the loans, or other information furnished by the Bank to Bando nor does the Bank assume any responsibility for the payment of rents or other payments required to be made by any lessee of the Leased Properties.

        8.    Noncompetition. Bando agrees that, except as specifically approved in writing by the Bank, Bando shall not originate any loans during the term of this Agreement and any renewal thereof, except that Bando, through the Bank, may make loans to then existing Bando customers, whether by refinancing outstanding loans, increasing outstanding amounts or making new loans. Notwithstanding the foregoing, Bando may, at its option, purchase loan participations (100% or less) from any other lending institution, including, but not limited to, the Bank.

        9.    Term. The term of this Agreement shall continue on a month-to-month basis, beginning January 1, 2006, until terminated by either the Bank or Bando on not less than thirty (30) days’ written notice to the other party, provided that any such termination must state that it is effective as of the last day of a calendar month. The termination provisions contained in this Section 9 shall be subject to the continuing services of Ms. Hauke as provided in Section 3 hereof. This Agreement may also be terminated at any time by mutual written consent of the Bank and Bando or by any party if any other party fails to perform as required by this Agreement. Upon termination, Bando or its designee shall assume all of the rights and obligations of the Bank with respect to the Bando Loans and the Leased Properties. The Bank shall, upon request of Bando but at the expense of the Bank, deliver to Bando all documents and records relating to the Bando Loans and the Leased Properties and an accounting of amounts collected and held by the Bank and otherwise use its best efforts to effect the orderly and efficient transfer of servicing rights and obligations to the assuming party.

        10.    Books and Records. All books and records maintained by or for Bando shall be the property of Bando and shall be returned or provided to Bando by the Bank immediately upon Bando’s request.

        11.    Miscellaneous.

        (a)     This Agreement sets forth the entire understanding of the parties as to its subject matter and may not be modified except in writing executed by both parties.

        (b)     If any provision of this Agreement is held invalid or otherwise unenforceable, the validity or enforceability of the remaining provisions shall not be impaired thereby.

        (c)     This Agreement shall be binding upon the successors and assigns of Bank and Bando.

        (d)     This Agreement shall be governed by and construed under the laws of the State of Wisconsin.

INVESTORSBANK
By: /s/ George R. Schonath
George R. Schonath, Its President
THE MIDDLETON DOLL COMPANY
By: /s/ Susan J. Hauke
Susan J. Hauke, Its Vice President Finance
BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION
By: /s/ Susan J. Hauke
Susan J. Hauke, Its Vice President Finance

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